Exhibit 5.1

717 Texas Avenue, 16th floor Houston, TX 77002 Tel: +1.713.546.5400 Fax: +1.713.546.5401 www.lw.com

FIRM / AFFILIATE OFFICES

August 10, 2010	Abu Dhabi Barcelona Beijing Brussels Chicago Doha Dubai Frankfurt Hamburg Hong Kong Houston London Los Angeles Madrid Milan	Moscow Munich New Jersey New York Orange County Paris Riyadh Rome San Diego San Francisco Shanghai Silicon Valley Singapore Tokyo Washington, D.C.

Magellan Midstream Partners, L.P.

One Williams Center

P.O. Box 22186

Tulsa, Oklahoma 74121-2186

Re:	Registration Statement No. 333-162929; $300,000,000 Aggregate Principal Amount of 4.25% Senior Notes due 2021

Ladies and Gentlemen:

We have acted as special counsel to Magellan Midstream Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the issuance of $300,000,000 aggregate principal amount of its 4.25% Senior Notes due 2021 (the “Notes”) under an indenture to be dated as of August 11, 2010, in the form most recently filed as an exhibit to the Registration Statement (as herein defined) as supplemented by a first supplemental indenture to be dated as of August 11, 2010 (collectively, the “Indenture”), each between the Partnership and U.S. Bank National Association, as trustee (the “Trustee”), and pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on November 5, 2009 (Registration No. 333-162929) (the “Registration Statement”), a base prospectus dated November 5, 2009, included in the Registration Statement at the time it became effective (the “Base Prospectus”), a final prospectus supplement, dated August 4, 2010 filed with the Commission pursuant to Rule 424(b)(2) under the Act (together with the Base Prospectus, the “Prospectus”), and an underwriting agreement, dated August 4, 2010 among the underwriters named therein, the Partnership and the other parties thereto (the “Underwriting Agreement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issuance of the Notes.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the general partner of the Partnership and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York and the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”), as interpreted by the federal courts and the courts of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

August 10, 2010

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Notes have been duly executed, issued, and authenticated in accordance with the terms of the Indenture and delivered against payment therefor in the circumstances contemplated by the Underwriting Agreement, the Notes will have been duly authorized by all necessary limited partnership action of the Partnership and will be legally valid and binding obligations of the Partnership, enforceable against the Partnership in accordance with their respective terms.

Our opinion is subject to (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) advance waivers of claims, defenses or rights granted by law, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy and (e) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Indenture and the Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Partnership, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Partnership, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

August 10, 2010

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Partnership’s Current Report on Form 8-K dated August 10, 2010 and incorporated by reference as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP